Exhibit 10.5

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Form of Nonstatutory Stock Option Agreement

Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan

1.	Grant of Option.

This agreement (the “Agreement”) evidences the grant by Endurance International Group Holdings, Inc., a Delaware corporation (the “Company”), on [            ], 20[    ] (the “Grant Date”) to [                        ] (the “Participant”) of an option to purchase, in whole or in part, on the terms provided herein and in the Constant Contact, Inc. Second Amended and Restated 2011 Stock Incentive Plan (the “Plan”), a total of [            ] shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”) at $[            ] per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on [            ] (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

This option will become exercisable (“vest”) as to 25% of the original number of Shares on [            ] (the “Vesting Commencement Date”) and as to an additional 2.0833% of the original number of Shares at the end of each successive one-month period following the Vesting Commencement Date until [            ].

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

3.	Exercise of Option.

(a) Form of Exercise. Each election to exercise this option shall be in a form (which may be electronic) approved by the Company, and received by the Company or its designated third-party administrator, accompanied by this agreement and payment in full in the manner provided in the Plan or transmitted or signified in such other manner as provided at the time of exercise by the Company or such administrator. For purposes hereof, “third-party administrator” means E*Trade Corporate Financial Services, Inc. or any successor third-party stock option administrator designated by the Company from time to time. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer, or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”)

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of six months following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e) Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship. “Cause” shall mean: (1) if the Participant is party to an employment, consulting, service or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, the meaning ascribed to such term in such agreement or (2) otherwise, any of (w) Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (x) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the company; (y) unauthorized use or disclosure by the Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (z) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option. Pursuant to Section 11(e) of the Plan, the Company shall determine, in its sole discretion, whether to allow the Participant to satisfy his or her tax withholding obligations through a broker-assisted cashless option exercise.

5.	Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant. The terms of this Agreement shall be binding on the executors, administrators, heirs, successors and assigns of the Participant.

6.	Miscellaneous.

(a) No Rights to Service. The Participant acknowledges and agrees that the grant of this option pursuant to Section 1 and its vesting pursuant to Section 2 do not constitute an express or implied promise of continued service with the Company for the vesting period of the option, or for any period.

(b) Provisions of the Plan. This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or the Committee (as defined in the Plan).

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and each of their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.

(f) Notice. Except as provided in Section 6(i), all notices required or permitted hereunder shall be in writing or provided and deemed effectively given upon personal delivery or five calendar days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at, for the Company, its primary business address (attention: Chief Administrative Officer and, for the Participant, at the Participant’s home address as reflected in the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6(f).

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

(h) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to any applicable conflict of law principles.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan or awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means or allow the Participant to provide notices by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, the Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(j) Participant’s Acknowledgments. The Participant acknowledges that the Participant: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By:

Name:

Title:

Dated:

PARTICIPANT’S ACCEPTANCE

By signing below (or by accepting the foregoing option through such other means as may be established by the Company or its third-party administrator from time to time), the Participant accepts the foregoing option and agrees to the terms and conditions thereof and acknowledges receipt of a copy of the Plan.

PARTICIPANT:

Address:

Dated: